Quanex Building Products	Exhibit 99.1
Quanex Building Products Corporation
Fiscal First Quarter 2009 Results
Loss of $0.21 per Diluted Share from Continuing Operations before Charges
Received Final Cash Payment from Gerdau SA
$75 Million Cash and Equivalents on Balance Sheet
Booked $137 Million Pre-tax Estimated Impairment Charge
Houston, Texas, February 26, 2009 — Quanex Building Products Corporation (NYSE:NX) today reported fiscal first quarter 2009 results for the period ending January 31. Income from continuing operations and diluted earnings per share from continuing operations were a loss of $8.0 million and a loss of $0.21, respectively, before taking into account a $137.3 million pre-tax, or $3.02 per diluted share, estimated impairment charge.
Quarterly Highlights
•	Net sales were $112.9 million; operating loss before taxes was $18.3 million before impairment charges.
•	Received a final cash payment of $15 million from Gerdau SA as a result of the April 2008 merger with Quanex Corporation.
•	Cash and equivalents totaled $75.4 million.
•	Capital expenditures in the quarter were $4.6 million.
•	Completed consolidation of two facilities at the Engineered Products segment.
•	To better size its operations to meet demand Nichols Aluminum: idled rolling capacity at two finishing facilities; reduced shifts and days of operation at its casting facility.
•	Company booked a $137.3 million pre-tax estimated impairment charge.

Quarterly Commentary
ENGINEERED PRODUCTS (in millions)

	1st qtr 2009	1st qtr 2008
Net sales	$64.8	$87.3
Operating income before charges	($4.7)	$1.9
Engineered Products is focused on providing window and door customers with value-added fenestration products and components. Key market drivers are housing starts and remodeling activity.
“The U.S. housing market deteriorated 48% in our first quarter compared to a year ago, while residential remodeling activity was estimated to be off some 15% over the same period. Net sales at Engineered Products were down 26%, which put our performance ahead of the overall market,” said David D. Petratis, president and chief executive officer of Quanex Building Products. “Customer demand fell dramatically at Engineered Products in the quarter, well beyond anything we had seen historically. In response to the ongoing drop in business, we further reduced our variable costs, which included taking out additional manpower, both hourly and management. We remain very guarded in our outlook for any significant increase in demand for the remainder of fiscal 2009, and therefore, we will continue to size both our structure and inventories accordingly to maximize cash generation,” Petratis said.
ALUMINUM SHEET PRODUCTS (in millions)

	1st qtr 2009	1st qtr 2008
Net sales	$50.8	$92.1
Operating income before charges	($7.8)	$5.6
Shipped pounds	36	58
Aluminum Sheet Products is a leading provider of common alloy aluminum sheet products for the building and construction, transportation and other consumer durable markets. Key market drivers are housing starts and remodeling activity, which together represent about 65% of the segment’s sales.
“London Metal Exchange (LME) aluminum prices fell dramatically during the quarter, down some 32% to an inflation-adjusted record low price of $0.63 per pound, which in turn compressed our raw material spread during the quarter. Shipments at Nichols Aluminum were approximately 36 million pounds, down 39% from the year ago quarter. Overall spread (sales price less material cost) was down about 30% and 27% from the first quarter 2008 and fourth quarter 2008, respectively. While our selling price remained at reasonable levels during the quarter, Nichols was negatively impacted by very low shipped pounds and a compression in our raw material spread,” Petratis said.

Cash Flow
“Without question, fiscal 2009 is all about generating good cash flow and spending every dollar wisely, and we were disappointed in our first quarter cash flow performance. To put it simply, our customers’ forecasts for the quarter never materialized, and the resulting collapse in demand in both December and January left us with too much inventory, particularly at Nichols Aluminum and Mikron. We are attacking this issue during the second quarter, and we expect to have better cash flow news to report to you in the future. As we continue to closely monitor our working capital, we are also paying particular attention to the aging of receivables and the credit quality of our customer base,” continued Petratis.
“On a positive note, we did receive our final cash true-up related to the merger of Quanex Corporation with Gerdau SA in the amount of $15 million and our cash balance at the end of the first quarter was a very healthy $75 million,” Petratis said.
Outlook
A faltering economy, falling consumer confidence, ongoing bank credit crunch and high residential home inventories has resulted in a more difficult business environment in fiscal 2009 than the company had previously expected. Because of these issues, the company cannot predict with any confidence what the actual fiscal 2009 U.S. residential build rate will be. Consequently, it is suspending all specific financial guidance. Once these market issues become clear, the company will again provide specific financial guidance. The company does expect to report an operating loss for its second quarter and fiscal year.
Impairment Charge
In January 2009, the company determined there were sufficient indicators to require it to perform an interim goodwill and other intangible asset impairment analysis. The final analysis has not been completed due to the complexities involved in determining the implied fair value of goodwill. However, based on work performed to date, it has recognized an estimated goodwill and other intangible asset impairment charge of $137.3 million (pre-tax) in the quarter. The company expects to finalize its goodwill impairment analysis during the second quarter, which could result in an additional charge.
Non-GAAP Financial Measures
Income from Continuing Operations before Impairment Charge
Income from continuing operations before impairment charge is a non-GAAP financial measure. The company believes this non-GAAP financial measure provides a consistent basis for comparison between quarters, and enhances the understanding of the performance of its operations as they are not influenced by certain costs incurred during the periods that are believed to be special and related to specific, infrequent items. Set forth below is a reconciliation of reported income from continuing operations and reported diluted earnings per share from continuing operations to income from continuing operations before impairment charge and diluted earnings per share from continuing operations before impairment charge. The company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

GAAP Reconciliation Table

	Three months ended January 31,
	2009		2008
		Diluted		Diluted
(in millions except diluted EPS)	Income	EPS	Income	EPS

Income (loss) from continuing operations, as reported	$(120.4)	$(3.23)	$(0.6)	$(0.02)

Impairment of goodwill and intangibles, after-tax	112.4	3.02	—	—

Income from continuing operations, excluding impairment charge	$(8.0)	$(0.21)	$(0.6)	$(0.02)

Diluted weighted average common shares outstanding (in thousands)		37,333		37,166
Dividend Declared
The Board of Directors declared a quarterly cash dividend of $0.03 per share on the company’s common stock, payable March 31, 2009, to shareholders of record on March 16, 2009.
Corporate Profile
Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the building products markets. It is an ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and programs and strategic acquisitions.
Financial Statistics as of 01/31/09
Book value per common share: $11.75; Total debt to capitalization: 0.6%; Actual number of common shares outstanding: 37,670,367.
Definitions
Book value per common share — calculated as total stockholders’ equity as of balance sheet date divided by actual number of common shares outstanding;
Total debt to capitalization — calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders’ equity as of balance sheet date;

Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company’s future performance, please refer to the company’s 10-K filing on December 18, 2008, under the Securities Exchange Act of 1934, in particular the section titled, “Private Securities Litigation Reform Act” contained therein. The forward-looking statements are intended to express the company’s expectations as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Financial Contact: Jeff Galow, 713-877-5327
Media Contact: Valerie Calvert, 713-877-5305
For additional information, visit the company’s website at www.quanex.com.

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended
	January 31,
	2009	2008
Net sales:
Engineered Products	$64,819	$87,275
Aluminum Sheet Products	50,808	92,068

Building Products	115,627	179,343

Eliminations	(2,739)	(4,431)

Net sales	$112,888	$174,912

Operating income*:
Engineered Products	$(121,614)	$1,895
Aluminum Sheet Products	(28,204)	5,602

Building Products	(149,818)	7,497

Corporate and Other	(5,743)	(8,664)

Operating Income (Loss)	$(155,561)	$(1,167)

*	Operating income reflects non-cash impairment charge of $137,299:

Engineered Products	$(116,910)
Aluminum Sheet Products	(20,389)

Total impairment loss	$(137,299)

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended
	January 31,
	2009	2008

Net sales	$112,888	$174,912
Cost of sales (exclusive of items shown separately below)	106,664	147,077
Selling, general and administrative expense	15,781	20,043
Impairment of goodwill and intangibles	137,299	—
Depreciation and amortization	8,705	8,959

Operating income (loss)	(155,561)	(1,167)
Interest expense	(122)	(138)

Other, net	122	308

Income (loss) from continuing operations before income taxes	(155,561)	(997)
Income tax benefit (expense)	35,148	388

Income (loss) from continuing operations	(120,413)	(609)

Income (loss) from discontinued operations, net of taxes	—	3,693

Net income (loss)	$(120,413)	$3,084

Basic earnings per common share:
Earnings (loss) from continuing operations	$(3.23)	$(0.02)
Income (loss) from discontinued operations	$—	$0.10

Basic earnings (loss) per common share	$(3.23)	$0.08

Diluted earnings per common share:
Earnings (loss) from continuing operations	$(3.23)	$(0.02)
Income (loss) from discontinued operations	$—	$0.10

Diluted earnings (loss) per share	$(3.23)	$0.08

Weighted average common shares outstanding:
Basic	37,333	37,166
Diluted	37,333	37,166

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

January 31,		October 31,
2009		2008
	Assets
$75,355	Cash and equivalents	$67,413
40,494	Accounts and notes receivable, net	101,211
58,566	Inventories, net	63,848
10,931	Deferred income taxes	10,932
6,908	Other current assets	6,239

192,254	Total current assets	249,643
153,761	Property, plant and equipment, net	157,389
39,349	Deferred income taxes	3,875
70,455	Goodwill	196,338
49,611	Intangible assets, net	62,476
11,136	Other assets	11,126

$516,566	Total assets	$680,847

	Liabilities and stockholders’ equity
$30,328	Accounts payable	$79,512
27,132	Accrued liabilities	38,316
362	Current maturities of long-term debt	363

57,822	Total current liabilities	118,191
2,176	Long-term debt	2,188
1,887	Non-current environmental reserves	2,485
12,081	Other liabilities	10,155

73,966	Total liabilities	133,019
442,600	Total stockholders’ equity	547,828

$516,566	Total liabilities and stockholders’ equity	$680,847

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Three months ended
	January 31,
	2009	2008
Operating activities:
Net income	$(120,413)	$3,084
Income from discontinued operations	—	(3,693)

Net income from continuing operations	(120,413)	(609)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,723	8,961
Impairment of goodwill and intangibles	137,299	—
Deferred income taxes	(22,492)	83
Stock-based compensation	818	853

	3,935	9,288
Changes in assets and liabilities, net of effects from acquisitions, dispositions and the Separation:
Decrease (Increase) in accounts and notes receivable	58,948	21,360
Decrease (Increase) in inventory	5,259	(4,132)
Decrease (Increase) in other current assets	(132)	200
Increase (Decrease) in accounts payable	(49,239)	(14,223)
Increase (Decrease) in accrued liabilities	(6,979)	(8,088)
Increase (Decrease) in income taxes	(15,013)	(372)
Increase (Decrease) in deferred pension and postretirement benefits	954	962
Other, net	584	2,907

Cash provided by (used for) operating activities from continuing operations	(1,683)	7,902
Cash provided by (used for) operating activities from discontinued operations	—	16,168

Cash provided by (used for) operating activities	(1,683)	24,070

Investing activities:
Capital expenditures, net of retirements	(4,611)	(3,413)

Cash provided by (used for) investing activities from continuing operations	(4,611)	(3,413)
Cash provided by (used for) investing activities from discontinued operations	—	36,350

Cash provided by (used for) investing activities	(4,611)	32,937

Financing activities:
Repayments of long-term debt	(13)	(14)
Common dividends paid	(1,130)	—
Funding from Separation	15,401	20,900

Cash provided by (used for) financing activities from continuing operations	14,258	20,886
Cash provided by (used for) financing activities from discontinued operations	—	(40,402)

Cash provided by (used for) financing activities	14,258	(19,516)

Effect of exchange rate changes on cash and equivalents	(22)	(55)
LESS: (Increase) Decrease in cash and equivalents from discontinued operations	—	(12,116)

Increase (Decrease) in cash and equivalents from continuing operations	7,942	25,320
Beginning of period cash and equivalents	67,413	1,778

End of period cash and equivalents	$75,355	$27,098